                                                                  Exhibit 4.4


                               DEAN FOODS COMPANY
                             1989 STOCK AWARDS PLAN
                     (As Amended Effective July 22, 1994)


     1. Purpose. The purpose of the Dean Foods Company 1989 Amended Stock Awards Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining personnel, (b) motivating personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

     2. Definitions.  The following definitions are applicable to the Plan:

                 "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

                 "Board of Directors" means the Board of Directors of the
            Company.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

                 "Committee" means the Compensation Committee or, if the Board of Directors so determines, another committee of three or more directors of the Company who are "disinterested persons" as such term is used in Rule 16b-3 and are "outside directors" as such term is used in Section 162(m) of the Code.

                 "Common Stock" means Common Stock, $1.00 par value, of the
            Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

                 "Company" means Dean Foods Company, a Delaware corporation, and its successors.

                 "eligible employee" means any full-time employee of the
            Company or an Affiliate.

                 The "fair market value" of the Common Stock shall be
            determined in accordance with procedures established by the Committee.

                 "fiscal year" means the Company's fiscal year.

                 "participant" means any employee of the Company or an
            Affiliate who has been granted an award pursuant to the Plan.

                 "Rule 16b-3" means such rule adopted under the Securities
            Exchange Act of 1934, as amended, or any successor rule.

                 "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

     3. Limitation on Aggregate Shares/Individual Five-Year Limitation on Option, SAR and Performance Shares Awards. Subject to adjustment as provided in paragraph 5(c), the number of shares of Common Stock which may be issued upon the exercise or payment of awards granted under the Plan shall not exceed, in the aggregate, 3,200,000 shares; it being understood that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, such shares shall again be available under the Plan unless such availability would prevent the Plan from complying with Rule 16b-3. Such 3,200,000 shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

     Subject to adjustment as provided in Paragraph 5(c), the number of shares of Common Stock with respect to which options and stock appreciation rights may be awarded, and the maximum number of shares of Common Stock potentially issuable under performance shares awards awarded, during the period of five fiscal years ending in 1999 to any eligible employee may not exceed, in the aggregate, 250,000 shares.

     4. Awards. The Committee may grant to eligible employees, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock, performance shares awards and other awards.

            (a) Options.

                 (i) Options granted under the Plan may be incentive stock
            options ("ISOs") within the meaning of Section 422A of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section, no ISO may be granted under the Plan after August 1, 1999 or to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection
            (b) of such Section) of the Company.

                 (ii) The option price per share of Common Stock shall be fixed by the Committee at (a) in the case of ISOs, not less than 100% of the fair market value of a share of Common Stock on the date of grant and not less than the par value of a share of Common Stock and (b) in the case of other options, not less than 85% of the fair market value of a share of Common
            Stock on the date of grant and not less than the par value of a share of Common Stock.

                 (iii) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

                 (iv) An option shall be exercised in whole or in part by
            written notice to the Company (to the attention of the Secretary) at any time prior to its stated expiration and payment in full of the option price for the shares as to which the option is being exercised. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock already owned by the optionee (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and Common Stock, or (D) with any other consideration.

            (b)  SARs.

                 (i) An SAR shall entitle its holder to receive from the
            Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination may take into consideration any preference expressed by the holder.

                 (ii) An SAR shall be exercised by written notice to the
            Company (to the attention of the Secretary) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

            (c)  Restricted Stock.

                 (i) The Committee may award to any eligible employee shares of
            Common Stock, subject to this paragraph 4(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

                 (ii) Restricted Stock may be awarded without any consideration other than services rendered and/or (to the extent permitted by applicable corporate law on the date of award) services to be rendered.

                 (iii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional restricted stock or otherwise invested or accruing a yield. At the expiration of the restriction period, the Company shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to this paragraph.

                 (iv) Except as provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

            (d)  Performance Shares Awards.

                 (i) A performance shares award shall entitle its holder to receive from the Company, following the expiration of a period of at least one fiscal year specified by the Committee (the "performance measurement period"), cash or Common Stock or a combination thereof as determined by the Committee (either at the time of grant or thereafter) in an aggregate amount based on the level of achievement during the performance measurement period of one or more Company financial performance criteria. The aggregate amount received by a participant shall be determined by a formula for such participant established by the Committee not later than the ninetieth day of the performance measurement period. The formula shall establish a range between a minimum level of achievement before any amount will be received and a level of achievement at or above which the maximum potential amount will be received. Initially, the financial performance criterion shall be earnings per share, but the Committee may subsequently use, either in substitution therefor or in addition thereto, total shareholder return (i.e., appreciation in the market value of a share of Common Stock plus dividends paid), return on stockholders' equity and/or return on invested capital.

                 (ii) Performance shares awards may be awarded without any
            consideration other than services rendered and/or (to the extent permitted by applicable corporate law on the date of award) services to be rendered.

                 (iii) The Committee may impose restrictions on the transfer of shares of Common Stock issued as a result of achieving formula levels of performance. Except for such restrictions on transfer, the recipient shall have all the rights of a holder of Common Stock as to such shares.

                 (iv) Except as provided by the Committee at or subsequent to the time of grant, upon the termination of employment for any reason during the performance measurement period the performance shares award shall be forfeited by the participant.

            (e)  Other Awards.

                 (i) Other awards may be granted under the Plan, including, without limitation, convertible debentures, other convertible securities and other forms of award measured in whole or in part by the value of shares of Common Stock, the performance of the participant, or the performance of the Company, any Affiliate or any operating unit thereof. Such awards may be payable in Common Stock, cash or a combination thereof, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or nonrecurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

                 (ii) The purchase price per share of Common Stock under other awards involving the right to purchase Common Stock (including for this purpose the right to acquire Common Stock upon the conversion of convertible securities) shall be fixed by the Committee at not less than 85% of the fair market value of a share of Common Stock on the date of award and not less than the par value of a share of Common Stock. Other awards not involving the right to purchase Common Stock may be awarded without any consideration other than services rendered and/or (to the extent permitted by applicable corporate law on the date of award) services to be rendered.

                 (iii) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the Common Stock and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

            (f) Cash Payments. SARs and options which are not ISOs may, in the Committee's discretion, provide that in connection with exercises thereof the holders will receive cash payments based on formulas designed to reimburse holders for their income tax liability resulting from such exercise and the payment made pursuant to this paragraph 4(f).

            (g) Surrender. If so provided by the Committee at or subsequent to the time of grant, an award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

            (h) Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any participant who is employed outside the United States or who is a foreign national, the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

     5.     Miscellaneous Provisions.

            (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select participants, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan,
            (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and
            (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that any such action will not prevent the Plan from complying with Rule 16b-3 or Section 162(m) of the Code, delegate any of its authority hereunder to such persons as it deems appropriate.

            (b) Non-Transferability. Subject to the provisions of paragraph 5(f), no award under the Plan, and no interest therein, shall be transferable by a participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during a participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award.

            (c) Adjustments Upon Certain Changes. In the event of any reorganization, recapitalization, reclassification, merger, consolidation, or sale of all or substantially all of the Company's assets followed by liquidation, which is effected in such a way that holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (an "Organic Change"), the Committee shall make appropriate changes to insure that each outstanding award involving the right to acquire Common Stock thereafter represents the right to acquire, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable upon exercise or payment, such securities or assets as may be issued or payable with respect to or in exchange for an equivalent number of shares of Common Stock, and appropriate changes in other outstanding awards; and in the event of any stock dividend, stock split or combination of shares, the Board of Directors shall make appropriate changes in the number of shares authorized by the Plan to be delivered thereafter and in the maximum number of shares with respect to which options, SARs and performance shares awards may be awarded to any eligible employee during the period of five fiscal years ending in 1999, and the Committee shall make appropriate changes in the numbers of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices and reference prices specified therein (and in the event of a spinoff, the Committee may make similar changes), in order to prevent the dilution or enlargement of award rights. However, no right to purchase or receive a fraction of a share shall be created; and if, as a result of any such change, a fractional share would result or the right to purchase or receive the same would result, the number of shares in question shall be decreased to the next lower whole number of shares. The Committee may provide in the agreement evidencing any award for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or for acceleration of benefits thereunder and/or cash payments in lieu of benefits thereunder in the event of a change in control (or tender offer or accumulation of Common Stock), merger, consolidation, reorganization, recapitalization, sale or exchange of all or substantially all of the assets or dissolution of the Company.

            (d) Tax Withholding. The Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless
            indemnified to its satisfaction.   Subject to the consent of the
            Committee, a participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of Common Stock received pursuant to an award or deliver to the Company shares of Common Stock already owned by the participant having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

            (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

            (f) Beneficiary Designation. To the extent permitted by the Committee, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the participant in writing with the Committee during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

            (g) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

            (h) Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

                 The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant the award as so amended or modified. No such amendment or modification shall impair the rights of the participant under such award without the consent of such participant.



     6. Effective Date. The effective date of the Plan shall be August 2, 1989, the date of its adoption by the Board of Directors; provided, however, that no award shall be granted under the Plan unless the holders of at least a majority of the outstanding shares of Common Stock voting at the Company's 1989 Annual Meeting of Stockholders approve and ratify the Plan.